EXHIBIT 10.1

AMENDMENT TO THE

IDERA PHARMACEUTICALS, INC.

2013 STOCK INCENTIVE PLAN

WHEREAS, Idera Pharmaceuticals, Inc. (the “Company”) desires to amend the Idera Pharmaceuticals, Inc. 2013 Stock Incentive Plan, as amended (the “2013 Plan”), in the manner set forth below (the “Amendment”); and

WHEREAS, on April 15, 2022, subject to stockholder approval, the Board of Directors of the Company approved the Amendment; and

NOW THEREFORE, in accordance with Section 11(d) of the 2013 Plan, the 2013 Plan is hereby amended as follows:

1.             Section 4(a) of the 2013 Plan is hereby amended by deleting subsection (1) thereof in its entirety and substituting the following in lieu thereof:

“(1)	Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan, any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)), for up to such number of shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) as is equal to the sum of:

(A) 10,253,057 shares of Common Stock; plus

(B) such additional number of shares of Common Stock (up to 155,968 shares) as is equal to the sum of the number of shares of Common Stock subject to awards granted under the Company’s 2008 Stock Incentive Plan (the “Existing Plan”) which awards expire, terminate, or are otherwise surrendered, canceled, forfeited, or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options to any limitations of the Code).

Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.”

2.             Section 11(c) of the 2013 Plan is hereby amended by deleting Section 11(c) in its entirety and substituting the following in lieu thereof:

“(c)	Effective Date and Term of Plan. The Plan shall become effective if, and at such time as, the stockholders of the Company have approved the Plan in accordance with applicable law and stock exchange requirements (such date, the “Effective Date”). Unless earlier terminated by action of the Board, the authority of the Committee to make grants under the Plan shall terminate on the date that is ten years after the latest date upon which stockholders of the Company have approved the Plan or an amendment thereto, and the Plan will remain in effect until such time as no shares of Common Stock remain available for delivery under the Plan or as set forth above and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.”

The Amendment shall be effective upon approval of the stockholders of the Company at the Company’s 2022 annual meeting of stockholders and shall only be applicable with respect to Awards granted after such approval. If the Amendment is not so approved at such meeting, then the amendment to the 2013 Plan set forth herein shall be void ab initio.

Except as herein above provided, the 2013 Plan is hereby ratified, confirmed, and approved in all respects.